UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 20, 2016
Date of Report (Date of Earliest Event Reported)

OAKRIDGE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	000-01937	41-0843268
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 West Ontario Street, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

(312) 505-9267
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

◻ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

On June 20, 2016, Oakridge Holdings, Inc., a Minnesota corporation (the “Company”), and its wholly owned subsidiary, Stinar HG, Inc., a Minnesota corporation (“Stinar”), entered into an Asset Purchase Agreement (the “Agreement”) with Kruckeberg Industries, LLC, a Delaware limited liability company (“Purchaser”).  Pursuant to the Agreement, the Company and Stinar agreed to sell to Purchaser substantially all of the assets owned by Stinar for the operation of Stinar’s commercial and military aviation ground support business (the “Business”), including the premises located at 3255 Sibley Memorial Highway, Eagan, Minnesota 55121, used in the operation of the Business, for an aggregate purchase price of approximately $300,000 in cash, subject to upward or downward adjustment based on the current liabilities to be purchased and assumed by Purchaser pursuant to the Agreement.  The closing of the transactions contemplated by the Agreement is expected to occur later this year, subject to the satisfaction of customary closing conditions as further described in the Agreement (the “Closing”).

The Agreement includes customary representations and warranties, covenants and indemnification obligations, including an escrow fund for the benefit of Purchaser of $100,000 for a minimum period of two years after Closing to secure the Company’s and Stinar’s indemnification obligations under the Agreement.

The Agreement contains a “no-shop” restriction on the ability of the Company and Stinar to solicit alternative acquisition proposals, provide information and engage in discussions with third parties. The “no-shop” restriction is subject to a “fiduciary-out” provision that allows the Company under certain circumstances to provide information and participate in discussions at any time with respect to unsolicited alternative acquisition proposals.

The Agreement contains certain termination rights for both the Company and Purchaser. The Agreement provides that, upon termination under specified circumstances, the Company would be required to pay Purchaser a termination fee of $300,000.

Pursuant to the Agreement, each of the Company, Stinar, and Robert Harvey, Chairman of the Company’s board of directors and Chief Executive Officer and Chief Financial Officer of the Company and Stinar, have agreed to five-year non-competition, confidentiality and non-solicitation covenants.

At the request of Purchaser, Mr. Harvey will enter into a Consulting Agreement with Purchaser at the Closing, and Robert Gregor, the Company’s Secretary, a director of the Company and Stinar’s Vice President of Sales and Marketing, will enter into an Employment Agreement with Purchaser at the Closing, each pursuant to the terms and conditions set forth in the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Stinar. The representations, warranties, and covenants contained in the Agreement were made only for purposes of the Agreement and as of specified dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the parties to the Agreement, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties in the Agreement have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties to the Agreement that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or the actual condition of the Company, Stinar or Purchaser or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Additional Information and Where You Can Find It

In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (the “SEC”) a proxy statement and relevant documents concerning the proposed transactions. Investors and security holders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the Company, the Agreement and the transactions contemplated by the Agreement. The proxy statement (when it becomes available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.
Item 9.01.             Financial Statements and Exhibits.

(d)         Exhibits.

2.1Asset Purchase Agreement, dated June 20, 2016, by and among Oakridge Holdings, Inc., Stinar HG, Inc. and Kruckeberg Industries, LLC (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                                                                                                           OAKRIDGE HOLDINGS, INC.

Date:  July 11, 2016                                                                              /s/ Robert C. Harvey
                                                                                                                           Robert C. Harvey
                                                                                                                           President, Chief Executive Officer, Chief Financial
                                                                                                                           Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit	Description	Method of Filing

2.1
Asset Purchase Agreement, dated June 20, 2016, by and among Oakridge Holdings, Inc., Stinar HG, Inc. and Kruckeberg Industries, LLC (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).
Filed Electronically.